Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of DMC Global Inc. of our reports dated March 9, 2017, with respect to the consolidated financial statements and schedules of DMC Global Inc. and the effectiveness of internal control over financial reporting of DMC Global Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
May 22, 2017